Exhibit 6.10

PURCHASE, BILL OF SALE AND CO-OWNERSHIP AGREEMENT

THIS PURCHASE, BILL OF SALE AND CO-OWNERSHIP AGREEMENT ("Agreement") is entered into and effective as of the 23rd day of August, 2022, by and between: (i) WINSTAR FARM, LLC, a Kentucky limited liability company ("Seller"); and (ii) COMMONWEALTH THOROUGHBREDS, LLC, a Delaware limited liability company, together with its Affiliates (as defined herein) ("Buyer") (Seller and Buyer being sometimes hereinafter referred to as "Co-Owners").

RECITALS:

A.    Seller is currently an owner of the Thoroughbred set forth on Exhibit A, attached hereto and incorporated herein by reference (the "Thoroughbred").

B.    Seller desires to sell, or cause to be sold, the undivided fractional interest in the Thoroughbred set forth on Exhibit A hereto (the "Interest"), and Buyer wishes to purchase the Interest, for the purchase price and upon other terms and conditions hereinafter set forth.

C.    Buyer intends to sell indirect fractional shares ("Platform Fractional Shares") in the Thoroughbred pursuant to a public offering on Buyer's fractional share platform (the "Offering").

D.    Seller and Buyer wish to set forth the terms upon which, as Co-Owners of the Thoroughbred, they will race, breed, own and manage the Thoroughbred, as applicable.

E.    On February 19, 2021, the parties hereto entered into that certain Bloodstock Agreement and this Agreement is entered into pursuant to the terms thereof. If any terms hereof conflict with the terms of the Bloodstock Agreement, the terms and conditions of this Agreement shall control.

AGREEMENT:

Now, THEREFORE, the parties hereby agree as follows:

1.         THE SALE.

1.1         Terms of Sale.

(a)    Upon execution of this Agreement, Buyer shall pay Seller, in immediately available funds, the amount set forth on Exhibit A (the "Purchase Price").

(b)    In consideration of the payment of the Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer the Interest.

()    The undivided ownership percentage in the Thoroughbred after the Interest is transferred to Buyer will be as set forth on Exhibit A.

1.2         Risk of Loss. Buyer assumes all risk of loss with respect to the Interest acquired by Buyer as of the date hereof.

(a)    Notwithstanding Section 5 of this Agreement, if a disagreement exists between the Co-Owners concerning the management of the Thoroughbred or relating to the relationships, rights, duties, or obligations under this Section 2.3 (a "Management Dispute") and good faith negotiations between the Co-Owners do not resolve the Management Dispute, either Co-Owner may require the other Co-Owner to submit the Management Dispute to the then current trainer of the Thoroughbred. Such Management Dispute shall be decided by the then current trainer of the Thoroughbred, whose decision shall be memorialized in writing and shall be binding upon all parties hereto.

(b)    Seller is hereby authorized to incur expenses, make disbursements on behalf of, and to receive reimbursements from, the Co-Owners, and to receive and distribute monies, including, but not limited to, purses, awards, and fees collected from the racing, breeding, and sale of the Thoroughbred ("Earnings"). Notwithstanding anything in this Agreement to the contrary, in the event of a sale of the Thoroughbred pursuant to which the Co-Owners retain any rights in the Thoroughbred (including, without limitation, breeding or marketing rights), Seller shall be obligated only to distribute to Buyer an amount equal to the fair market present value of such retained rights as of the date of the sale, and shall have no further obligation to distribute Earnings with respect to any such retained rights to Buyer thereafter. Co-Owners hereby appoint and authorize Seller to receive and distribute Earnings, as fully and completely as though Seller were the absolute owner thereof for all purposes. Co-Owners further appoint and authorize Seller to negotiate any sale, syndication, co-ownership or other agreement relating to the Thoroughbred pursuant to the agreed upon exit strategy and Co-Owners agree to execute any such agreement.

(fl         All monies earned from the racing and breeding of the Thoroughbred and received by Seller shall be accounted for and distributed to Co-Owners pro-rata on a quarterly basis.

2.4         Standard of Care. Seller shall apply the degree of care customarily employed by persons who manage thoroughbreds for racing and breeding purposes in first class thoroughbred operations, and shall not be liable for the loss of, theft of, or injury to the Thoroughbred unless it is established by clear and convincing evidence that such care was not employed; provided, however, that (a) any such liability shall in no event exceed the Purchase Price; and (b) Seller shall not be liable for, and is hereby released from liability with respect to, the death of the Thoroughbred to the extent that Buyer has obtained or could have obtained mortality insurance with regards to the Thoroughbred.

2.5         Required Payments. Each Co-Owner shall be obligated to pay such Co-Owners' pro rata share, based on their respective percentage ownership of the Thoroughbred, of all reasonable costs, expenses or charges relating to the Thoroughbred, including, but not limited to, the racing, shipment, promotion, maintenance and care of the Thoroughbred, and all training, jockey, stakes nomination, entry and starting fees from the effective date of this Agreement. Seller may directly invoice the Buyer for the Buyer's share of all costs for the training, boarding, and racing of the Thoroughbred, including, but not limited to, the invoices of veterinarians, fathers, and Thoroughbred's trainer. Buyer's pro rata share of costs, expenses, and charges shall commence to accrue effective as of the date hereof.

2.6         Tax Incidents. For income tax purposes, the net profits and losses arising from the ownership, breeding and any disposition of the Thoroughbred and each item of income,

2.12         Acts by Co-Owners. Each of the Co-Owners hereby agree to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed, with acknowledgment or affidavit, if required, all such agreements, documents and instruments as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

2.13         Other Activities of Co-Owners. Each of the Co-Owners may engage in other business ventures of every kind and nature, including, but not limited to, the ownership, racing, purchasing, selling and breeding of horses wheresoever located. The other Co-Owners shall not have any right in such independent ventures or to the income or profits derived therefrom, nor shall any Co-Owner be required or obligated to afford any other Co-Owner any opportunity to purchase or invest in any horses before such Co-Owner may purchase or invest in such horses individually or with others.

3.         OPERATIONS.

3.1         Jockey Club Documentation. The Jockey Club certificate of registration for the Thoroughbred shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of Seller. Seller shall maintain all records required by the Jockey Club and shall promptly submit to the Jockey Club all required reports as they become due.

3.2         Registration of Ownership. Seller shall maintain syndicate records indicating ownership of each undivided fractional interest in the Thoroughbred. Upon receipt of written evidence of transfer of ownership of an undivided fractional interest and such other evidence as Seller shall reasonably request, which shall include the agreement of the transferee to be bound by all the terms of this Agreement, Seller shall transfer ownership on the syndicate records. Seller may refuse to make any such transfer if Seller has been notified that the undivided fractional interest is subject to a security interest unless Seller has also been furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest. For the avoidance of doubt, such syndicate records shall not include Platform Fractional Shares sold on Buyer's fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC).

3.3         Records; Reports. Seller shall keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Co-Owners. Seller shall furnish to each Co-Owner a statement reflecting the receipts and disbursements by and on behalf of the syndicate, which statement shall be either included with a quarterly statement for expenses or furnished on an annual basis.

3.4         Licensures and Authorizations. Buyer shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any licenses (including racing licenses), permits, or other authorizations that are required with respect to Buyer's ownership of the Interest or in connection with the Offering. Buyer hereby represents and warrants to Seller that the Offering and the issuance of securities in connection therewith will be in compliance with applicable laws, including federal and state securities laws.

5.2         Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with Thoroughbred or the operation hereof, other than an action specified in Section 4.2, may be commenced more than two (2) years after a Co-Owner's discovery of the event giving rise to such cause of action. Each Co-Owner consents to the jurisdiction of all courts located within Fayette County, Kentucky for the purpose of enforcing the arbitration provisions of this Section 5 and for the purpose of enforcing any award or finding made by the arbitrators pursuant to this Section 5 and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens).

6.         MISCELLANEOUS.

6.1         Conflict with Other Agreements. If applicable, Seller has provided Buyer with a copy of any other racing, co-ownership, syndication or similar agreement to which Seller is a party as of the date of this Agreement with respect to ownership of the Thoroughbred. To the extent that the terms of this Agreement conflict with the terms of any other agreement to which Seller is a party with respect to the Thoroughbred, including, but not limited to, a racing, co-ownership, syndication or similar agreement for the Thoroughbred, the terms of such other agreement shall control and the provisions of this Agreement shall be subject to the terms, conditions, and requirements of such other agreement. The terms and conditions of the recitals and exhibits hereto are hereby incorporated by reference and made part of this Agreement.

6.2         Notices. Any notice being given to any party in connection with this Agreement shall be in writing, shall be given by means of nationally-recognized overnight courier service such as UPS or FedEx, and shall be deemed to have been given when received upon delivery. Any such notices shall be given to the addressee at the address set forth in the first paragraph of this Agreement, or at such other addresses as may hereafter be designated by notice in accordance with this Section.

6.3         Assignment. Except in connection with offering and conveying Platform Fractional Shares on Buyer's fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC), Buyer may not assign any of its rights or delegate any of its obligations under this Agreement or in the Interest (or any part thereof) without the prior written consent of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller from any costs, expenses and liabilities arising from a breach or alleged breach of one or more representations or warranties made by Buyer or any of its Affiliates in connection with the sale or transfer of indirect fractional interests in the Interest (including Platform Fractional Shares), regardless of whether such transfer or sale is consummated on Buyer's fractional share platform or otherwise. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller from selling or otherwise transferring its undivided fractional interest or any part thereof.

6.4         Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be executed by its duly authorized representative, as of the day and year first above-written.

WINSTAR FARM, LLC A Kentucky Limited Liability Company
By:	/s/ Elliot Walden
Name:	Elliot Walden
Title:	President and CEO

COMMONWEALTH THOROUGHBREDS LLC A Delaware Limited Liability Company
By:	/s/ Brian Doxtator
Name:	Brian Doxtator
Title:	CEO